Exhibit 10(b)

EMPLOYMENT CONTRACT

BETWEEN THE UNDERSIGNED :

OPENWAY GROUP, a public limited company with capital of €16,959,312.48, headquartered at COURBEVOIE (92400), 38-40 rue Victor Hugo, registered with the NANTERRE Trade and Companies Registry under number 429 361 751, represented by its Chairman, Mr Laurent SADOUN.

Address, 5 Villa
AND : Mr Eric NOWAK	On the one hand, Hereinafter referred to as the company

On the other hand,

Hereinafter referred to as the employee

IT HAS BEEN AGREED AS FOLLOWS

ARTICLE 1 - COMMITMENT

By tripartite transfer agreement, delivered by hand on November 29, 2013, Mr. NOWAK's employment contract with ARROW ECS was transferred to OPENWAY GROUP.

As a result of this transfer, there is no longer an employment contract between ARROW ECS and Mr. NOWAK.

As of 01/12/2013, OPENWAY GROUP employs Mr. Eric NOWAK under the general terms and conditions of the collective bargaining agreement for engineering and consulting firms, and under the special terms and conditions set out below.

ARTICLE 2 - FUNCTIONS

Mr Eric NOWAK will be VP Western an Southern Europe. In this position, he will be given position 3.3 and coefficient 270 of the collective bargaining agreement for engineers and managers.

Mr Eric NOWAK's seniority is recorded as of January 11, 2005.

Mr Eric NOWAK may be asked by his superiors to carry out any tasks in line with his qualifications and experience, which may be of use to the company.

These responsibilities will be exercised by Mr Eric NOWAK under the authority and within the framework of the instructions given by his superior, Mr Laurent SADOUN, Chairman of ARROW ECS, or any other person who may be appointed in his stead.

These responsibilities are subject to change.

ARTICLE 3 - PLACE OF WORK

Mr Eric NOWAK performs his duties at the Courbevoie office, and at any other office in the event of this office being transferred to another location in the Paris region due to company requirements.

His or her duties may also require him or her to travel as often as necessary in the Paris region, the provinces and abroad, under the conditions laid down in the collective bargaining agreement.

ARTICLE 4 - REMUNERATION AND WORKING HOURS

As remuneration for his services, Mr Eric NOWAK receives a fixed annual gross salary of 250,000 Euros (Two hundred and fifty thousand Euros) over 13 months. The l3th month is paid in two equal parts in June and December of each year, in proportion to the employee's period of presence.

A variable gross annual salary of 200,000 Euros (Two hundred thousand Euros) at 100% of annual targets achieved is added to the fixed annual salary.

An advance on the variable is paid every month, amounting to 80% of the monthly variable. This advance is readjusted at the end of the year.

It is stipulated here that the employee has Executive status.

As an Executive, the rules applicable to the duration, organization and control of working hours do not apply.

His remuneration therefore remains independent of the time Mr. Eric NOWAK dedicates to the performance of his duties.

ARTICLE 5 - PAID LEAVE

Mr. NOWAK's paid leave entitlements for fiscal year 2012/2013 with ARROW ECS and not taken, as well as paid leave in the process of being acquired by Mr. NOWAK on November 30, 2013 with ARROW ECS, are transferred in their entirety to OPENWAY GROUP.

Mr. Eric NOWAK is entitled to the paid vacation provided for in the collective bargaining agreement, i.e. 25 working days per year.

The period of such leave is determined by agreement between the management and the employee, taking into account the requirements or constraints imposed by his position and activity.

ARTICLE 6 - PREVOYANCE REGULATIONS AND MEDICAL EXPENSES

Mr. Eric NOWAK acknowledges having read the Déclaration Unilatérale Employeur, relating to the compulsory insurance plan, as well as the summary of benefits and medical expenses.

ARTICLE 7 - OBLIGATIONS

During the term of his contract, Mr Eric NOWAK undertakes to comply with any instructions given to him by the company, and to abide by the rules governing the company's internal operations, or those governing the operations of the company with which he works. He acknowledges having read the internal regulations and the IT policy, and undertakes to comply with the various clauses.

Mr Eric NOWAK also undertakes to inform the company without delay of any changes that may occur in the situations he has indicated at the time of his engagement (address, marital status, etc.).

In addition, Mr. Eric NOWAK must provide all the information required to build up his personal file. He will also be required to attend the initial medical examination and any other periodic examinations to which he may be invited.

ARTICLE 8 - NON-COMPETITION AND NON-POACHING OF EMPLOYEES

8.1 Non-competition

In order to protect the Company's professional interests, and in view of the knowledge acquired of company secrets and strategic information of which Mr Eric NOWAK has become aware in the course of his duties, Mr Eric NOWAK acknowledges that the protection of the Company's legitimate interests requires that he be bound by a non-competition clause after the term of the present contract. Consequently, in the event of termination of the present contract by either party for any reason whatsoever, Mr Eric NOWAK undertakes not to:

●	To create, acquire, lease, operate or become directly or indirectly involved, in any way whatsoever, in a business similar or competitive to that of the Company, i.e. a wholesaler of network and/or security products and, more generally, the products that constitute the Arrow ECS Group's product offering on the date of the employee's effective departure;

●	To collaborate, in particular as an employee, or to take an interest in or assist, directly or through an intermediary, companies whose activities are similar to or compete with those of the Company, i.e. wholesalers of the products that make up the Arrow ECS Group's offering and the services that accompany this activity, on the day of the employee's effective departure;

●	To canvass, directly or indirectly, the Company's customers or suppliers and, more generally, not to divert the Company's customers or suppliers in the course of carrying on a business similar to or in competition with that of the Company.

This ban on competition is limited to a period of eighteen (18) months from the effective departure of Mr Eric NOWAK and will apply throughout France.

In consideration of the non-compete obligation set out above, Mr Eric NOWAK will receive, for the duration of this prohibition, a gross monthly indemnity equal to seventy percent (70%) of his last gross base salary received during the month preceding his effective departure from the company.

Any breach of this clause will release the Company from payment of the financial consideration referred to above and will automatically render Mr. Eric NOWAK liable to the Company for reimbursement of what he may have received in this respect, independently of the penalty provided for hereinafter.

In addition, this violation will automatically render Mr Eric NOWAK liable to a penalty fixed from now on and on a lump-sum basis at an amount equal to twelve (12) months' gross salary on the basis of an average of the last three (3) months, penalty due for each infringement observed, without the need for a formal notice to cease competitive activity.

The Company may release Mr. Eric NOWAK from all or part of this non-competition undertaking by registered letter with return receipt requested, sent to him within fifteen (15) days of notification of breach of this contract by either party.

In this case, the Company will be fully discharged from payment to Mr. Eric NOWAK of the aforementioned indemnity. It is specified for all intents and purposes that the release of Mr. Eric NOWAK from his non-competition obligation under the present article 8.1 will leave intact the non-solicitation obligation referred to in article 8.2.

8.2 No Poaching

In the event of termination of this contract by either party for any reason whatsoever, from the date of the effective cessation of Mr Eric NOWAK's duties, Mr Eric NOWAK undertakes not to influence, encourage, solicit or entice, either directly or indirectly (except with the prior written authorization of the Company), any member of staff of the Company or of the group to which it belongs, Eric NOWAK, or any person in the process of being recruited by the Company at the time of the effective termination of Mr. Eric NOWAK's duties, whatever their qualifications, for the purpose of working for, or collaborating in any way whatsoever with, a company whose activities are similar to and/or compete with those of the Company.

The commitment referred to in the present article 8.2 is valid for a period of two (2) years from the effective date of cessation of Mr. Eric NOWAK's duties.

ARTICLE 9 - OBLIGATIONS OF DISCRETION AND PROFESSIONAL SECRECY

Mr Eric NOWAK undertakes to maintain the strictest discretion with regard to all information he may have acquired in the course of his duties or as a result of his presence in the company.

This obligation includes the non-disclosure to any person whatsoever of any plans, studies, project designs or projects carried out by the company and/or any Group company, either on behalf of the company's customers or for the company, declaring itself bound in this respect by the strictest professional secrecy.

The same applies to information, findings, etc. arising from work carried out within the company or on behalf of customers.

Any breach by Mr Eric NOWAK of this strict obligation constitutes gross misconduct and will justify not only dismissal without notice, but also compensation for the damage caused.

These obligations shall continue even after termination of the present contract for any reason whatsoever.

ARTICLE 10 - PROFESSIONAL TRAINING

Eric NOWAK's individual training entitlement at November 30, 2014 has been transferred from ARROW ECS to OPENWAY GROUP.

In view of Mr Eric NOWAK's position and the development of techniques in the fields in which he works, the parties consider it an absolute necessity for Mr Eric NOWAK to maintain a high level of qualification and, as such, to ensure ongoing training.

With this in mind, Mr Eric NOWAK undertakes to attend all introductory or advanced training courses and seminars offered by management, and to read the appropriate technical or specialist publications likely to improve his level of knowledge.

ARTICLE 11 - COMPANY CAR

Mr Eric NOWAK benefits from a company car.

Although Mr. Eric NOWAK is provided with a company car for business purposes, he is authorized to use the vehicle entrusted to him outside the scope of his duties. He undertakes to make reasonable private personal use of it as defined by OPENWAY GROUP's internal administrative procedures, and in the event of suspension, termination or non-performance of the employment contract, to return it to the employer at the latter's first request.

The personal use of the car constitutes a benefit for tax purposes, and cannot be combined with an additional deduction for professional expenses.

Any fines incurred by the employee are at the employee's expense.

ARTICLE 12 - RETURN AND USE OF COMPANY-OWNED EQUIPMENT AND DOCUMENTS

All equipment, files, plans, documentation, etc. entrusted to the employee by the company in the performance of his duties shall remain the property of the company and shall be returned to him on request.

In addition, the employee expressly undertakes to return the aforementioned items on the day he or she effectively ceases to perform his or her duties, without prior request or formal notice from the company.

Signed in two originals in Courbevoie,

Le 30/12/2013